Exhibit 99.1

For information, contact:

Media - David A. Harpole (713) 652-4125

Investors - Douglas J. Pike (713) 309-7141

Lyondell Announces Senior Unsecured Notes Offering

HOUSTON, May 30, 2007 - Lyondell Chemical Company (NYSE:LYO) today announced that it will offer $500 million of 10-year, senior unsecured notes. Lyondell will use the net proceeds, together with available cash, to repay in full the $500 million outstanding principal amount of its 10.875 percent senior subordinated notes, which mature May 1, 2009.

The offering is expected to close June 1, 2007. The group of underwriters for the offering is led by Citigroup Global Markets Inc. Copies of the prospectus relating to the offering may be obtained from: Citigroup Global Markets Inc., Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 or by calling toll-free 1-877-858-5407.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any securities. Any offering of the securities will only be made by means of a prospectus.

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Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a leading global manufacturer of chemicals and plastics, a refiner of heavy, high-sulfur crude oil and a significant producer of fuel products. Key products include ethylene, polyethylene, styrene, propylene, propylene oxide, gasoline, ultra low-sulfur diesel, MTBE and ETBE.

SOURCE: Lyondell Chemical Company